Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 4 to Registration Statement No. 333-213925 of Farmland Partners Inc. on Form S-4 of our report dated March 30, 2016, related to the consolidated financial statements and financial statement schedule of American Farmland Company appearing in the Annual Report on Form 10-K of American Farmland Company for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in such joint proxy statement/prospectus, which is a part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York

December 21, 2016